UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: November 23, 2005
(Date of earliest event reported: November 21, 2005)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commision	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principle executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 21, 2005, the Company entered into an agreement, through its subsidiary Century Casinos Africa (Pty) Ltd., to acquire 60% of all issued and outstanding shares of Balele Leisure (Pty) Ltd (“Balele”). The purchase price for this stake amounts to Rand 57.5 million (approximately $8.6 million). Balele owns the Monte Vista Casino, currently operating at a temporary location in Newcastle, South Africa. Balele has secured 70 acres of land in Newcastle, and has plans to develop a casino (with a minimum of 220 slot machines and 10 table games) together with a 40 room hotel, conference center, restaurants, bars and ancillary facilities. An additional Rand 2.5 million (approximately $0.4 million) will be payable by the Company for its 60% interest in Balele if casino revenue during the first twelve months of operation in the new location exceeds Rand 95 million (approximately $14.2 million). The transaction is expected to close in the first quarter of 2006 and is still subject to certain closing conditions, the most significant being approval by the KwaZulu-Natal Gambling Board.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosure contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report is incorporated in this Item 2.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.159 Shareholders’ Agreement between Century Casinos Africa (Proprietary) Limited and Winlen Casino Operators (Proprietary) Limited dated November 21, 2005
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc. (Registrant)

Date: November 23, 2005	By:	/s/ Ray Sienko
Ray Sienko, Chief Accounting Officer